Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 25, 2025, with respect to our audit of the consolidated financial statements of Voltage X Limited (the “Company”) and its subsidiaries (the “Group”), as of and for the years ended June 30, 2023 and 2024, which report appears in the Prospectus, which is part of this Registration Statement on Form F-1 of Voltage X Limited.

/s/ Zhen Hui Certified Public Accountants
Zhen Hui Certified Public Accountants
Hong Kong
30 Sep 2025